Exhibit 99.2

John H. Harland Company
Transcript of FY 2004 Q3 Earnings Conference Call
October 28, 2004


Operator
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Good day, everyone, and welcome to the John H. Harland Company third-quarter
2004 earnings results conference call. Just as a reminder, today's conference is being recorded.

At this time, for opening remarks, I would like to turn the conference over to Mr. Henry Bond, Vice President, Investor Relations and Treasurer. Please go ahead, sir.

Henry Bond - John H. Harland Company - Treasurer and VP Investor Relations
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Thank you, Augusta. Thanks for joining us on Harland's 2004 third-quarter earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's Web site at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases, such as "should result" or "will continue," "estimated" or "projected" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the Company's historical experience and present expectations or projections.

Caution should be taken not to place undue reliance on such forward-looking statements that speak only as of this date. The very factors that affect the Company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections.

These factors are discussed in some detail in our press release, our 10-K and our 10-Q and I would refer you to these for further clarification.

With that out of the way, I will turn the call over to Charlie Carden.

Charlie Carden - John H. Harland Company - Senior Vice President and CFO
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Thank you, Henry, and good morning.

For the third quarter of 2004, Harland sales of $196.0 million were up $3.5 million or 1.8% from the $192.5 million for the same period a year ago. Net income for the third quarter was $12.1 million, down $2.6 million or 17.7% from last year's third quarter reported net income of $14.7 million. Diluted earnings per share for this year's third quarter were $0.43, down $0.09 per share, or 17.3%, from diluted earnings per share of $0.52 reported for the third quarter of 2003.

The third quarter of 2004 results included a pre-tax impairment charge totaling $7.9 million, equivalent to $0.18 per share, related to the development of new customer care systems for the Company's Printed Products segment and $1.7 million of pre-tax severance charges, equivalent to $0.04 per share, related to cost reduction initiatives in the Company's Software & Services segment. Exit costs and severance charges related to the reorganization of the Printed Products segment were not significant, totaling $22,000 for the third quarter of 2004 compared with $132,000 for the third quarter of 2003.

Significantly improved operating performance in our Software & Services and Scantron segments was more than offset by a decline in Printed Products, which included the impairment charge just mentioned.

Turning to operations, the previously mentioned increase of $3.5 million in consolidated sales for the third quarter of 2004 reflected sales improvements in the Software & Services and Scantron segments which more than offset a slight decrease in Printed Products sales. Sales for Software & Services increased 6.2% compared with last year due primarily to the initial revenue recognition for E3, its new mortgage solutions product, acquisitions and increased sales for Bank Core Systems and branch automation solutions.

Sales for Scantron were up 5.2% compared with last year due to increased installations and systems maintenance sales in the Service Group, increased software and forms sales in Testing & Assessment and increased sales of survey services in Data Collection. Sales for Printed Products decreased 0.4% due primarily to lower average prices in Checks substantially offset by higher volumes in Checks, Harland Business Solutions and Integrated Client Solutions.

Exit costs and severance charges related to the Printed Products reorganization and cost reduction initiatives in Software & Services affected consolidated cost of sales and consolidated SG&A expenses for the third quarter of 2004. Consolidated cost of sales for the third quarter of 2004 included $319,000 of combined exit costs related to the Printed Products reorganization and severance charges resulting from Software & Services cost reduction initiatives compared with $132,000 for the same period last year. Consolidated SG&A expenses included $1.4 million of combined exit costs related to the Printed Products reorganization and severance charges resulting from the Software & Services cost reduction initiatives compared with no such costs for the same period last year.

Consolidated gross profit for the third quarter of $97.6 million was 49.8% of sales, up from 49.0% for the same period last year. The increase was the result of a favorable change in sales mix, cost management and productivity improvement initiatives. Consolidated SG&A expenses for the third quarter of $69.1 million were 35.2% of sales, down from 36.8% for the same period last year. The decrease resulted from decreased expenses in all operating segments partially offset by increased Corporate expenses largely attributable to higher amortization expense related to restricted stock grants earlier this year and increased audit and professional fees related to Sarbanes-Oxley compliance. The Company began using only restricted stock grants earlier this year in lieu of a combination of restricted stock and stock option grants. Restricted stock grants are amortized to expense over the vesting period while stock option grants have not historically been expensed.

The balance of my comments will be focused on the operations of our three business segments.

The Printed Products segment consists of Checks, Harland Business Solutions and Integrated Client Solutions, which is the combination of the Direct Marketing/Investment Services and Analytical Services business units.

The Software & Services segment consists of Harland Financial Solutions which includes Core Systems and the Retail & Lending Solutions group. The Retail & Lending Solutions group is the combination of the Delivery Systems, Mortgage Solutions and Retail Solutions business units. Delivery Systems includes GreatDocs, the electronic mortgage document business acquired from Greatland Corporation on April 30, 2004. Core Systems includes the check imaging and item processing solutions business acquired from Mitek Systems on July 7, 2004.

Scantron is the third segment and includes Data Collection, Testing & Assessment and the Services Group.

Printed Products' segment income in the third quarter decreased 43.2% from $17.0 million in 2003 to $9.7 million in 2004. The decline was more than accounted for by the $7.9 million pre-tax impairment charge related to the development of new customer care systems for the segment. As mentioned earlier, exit costs and severance charges related to the reorganization announced last September were not significant in either the third quarter of 2004 or the third quarter a year ago. The Printed Products plant consolidation was completed during the third quarter.

Sales decreased 0.4% from $118.4 million in 2003 to $117.9 million in 2004. The sales decrease resulted from a 1.5% decrease in Checks sales substantially offset by a 2.9% increase in Integrated Client Solutions' sales and a 2.7% increase in Harland Business Solutions' sales.

The decrease in Checks' sales was primarily attributable to a 4.6% decrease in average price per unit, which resulted from the very competitive environment over the past couple of years. A 3.5% increase in checks' unit volume in its domestic imprint operations for the quarter compared with the same period a year ago partially offset the adverse impact of lower pricing on Checks' sales. The unit volume increase reflects the favorable impact of a package size reduction, new business announced last year and increased volumes in some large accounts partially offset by a continued general market decline and customer losses in the Checks business unit that were announced last year.

As mentioned earlier, Integrated Client Solutions' sales were up 2.9% compared with the prior year primarily due to a one-time conversion project in direct marketing. This business continues to be adversely affected by weak pricing and volumes in the market segments we serve, direct marketing and checks for investment services firms.

Harland Business Solutions' sales were up 2.7% compared with the prior year due to the addition of a new retail customer near the end of the first quarter and increased volume with an existing customer, which were partially offset by lower pricing for that customer.

For the Printed Products segment, lower costs for manufacturing operations, which resulted primarily from a 15.8% reduction in domestic imprint production operations headcount attributable to plant consolidations, process improvements and new technology, and lower SG&A expenses, which resulted from cost reduction initiatives, substantially offset the impact of the impairment charge and the sales decrease for the third quarter of 2004 compared with the third quarter of 2003.

As mentioned earlier, Software & Services' reported a sales increase of 6.2% in the third quarter compared with the same quarter a year earlier primarily due to the initial recognition of revenue for E3 and the GreatDocs and Mitek acquisitions. Organic growth was 3.6% for the quarter compared with the same quarter in the prior year with increased sales in Mortgage Solutions, Bank Core Systems and branch automation solutions being partially offset by lower sales in the other compliance businesses, Credit Union Core Systems and CRM solutions.

In addition to the sales increase, backlog increased 5.8% from last year's third quarter to $96.4 million. The increase in backlog from the prior year was due to acquisitions and stronger bookings over the last 12 months. Excluding the impact of acquisitions, backlog increased 3.8% from last year's third quarter. Backlog decreased 1.0% from last quarter due primarily to the drawdown of the E3 backlog partially offset by higher third quarter bookings and the Mitek acquisition.

Segment income was $7.4 million, up 156.8% compared with 2003, despite $1.7 million of severance charges related to cost reduction initiatives. The favorable impact of sales increases discussed earlier, lower development costs for E3 and lower ongoing operating expenses were partially offset by the severance costs for cost reduction initiatives.

Scantron's sales increased 5.2% to $31.6 million in the third quarter, compared with $30.1 million for the same period last year due primarily to increased installation and maintenance services sales in the Service Group; increased standard forms and software and services sales in Testing & Assessment; and increased survey services sales in Data Collection.

Segment income of $9.8 million was up 28.3% for the quarter due primarily to the impact of cost reductions during 2003 and the sales increase previously discussed.

Interest expense for the third quarter was $1.0 million, a decrease of about $500,000 from last year primarily due to lower effective interest rates and lower debt outstanding. Long-term debt, including the current portion, was $97.5 million at quarter-end, down $42.6 million compared with $140.1 million at the third quarter-end of last year. This is indicative of our strong cash flow during the twelve months ended September 24, 2004 considering the $40.7 million of stock repurchases, $24.2 million of upfront contract payments and a net of $7.1 million for acquisitions during the period. Refundable contract payments for the third quarter of 2004 were $3.3 million compared with $19.2 million for the same period in 2003.

The effective tax rate was 35.6% for the third quarter of 2004 compared with 34.2% for the third quarter of 2003. The effective rate for ongoing 2004 operations remains unchanged at approximately 37.5% compared with an effective rate for ongoing 2003 operations of approximately 37.75%. The difference in the effective tax rate reported for the third quarter of 2004 and the effective rate for ongoing operations is primarily due to a favorable adjustment to foreign transfer pricing agreements and state retraining credits related to prior years. The difference in the effective tax rate reported for the third quarter of 2003 and the effective rate for ongoing operations is primarily due to the utilization of certain capital loss carryforwards during the quarter.

There were no shares repurchased during the third quarter. There are approximately 1.9 million shares remaining available for purchase under the current stock repurchase authorization.

The Board declared a quarterly dividend of $0.125 per share for the third quarter.

Turning to the outlook, we expect fourth quarter earnings on a GAAP basis will be in the $0.65 to $0.70 per share range. For the full year, we expect earnings on a GAAP basis will be in the $1.86 to $1.91 per share range, compared with our previous guidance of $1.94 to $1.99 per share that was provided during our second quarter earnings release conference call. The previous guidance for the full year did not include the $0.18 per share asset impairment charge related to the development of new customer care systems for Printed Products. The new full year range includes the $0.18 per share asset impairment charge. Additionally, it includes approximately $0.14 per share of exit costs and severance charges for Printed Products and approximately $0.07 per share of severance costs for Software & Services. For the full year, we expect capital expenditures to be in the range of $27 to $30 million; interest expense should total approximately $4.0 million; depreciation and amortization should total approximately $72 million; and weighted average diluted shares should be approximately 28 million.

That concludes the financial discussion. I would now like to turn the call over to Tim.

Tim Tuff - John H. Harland Company - Chairman and CEO
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Thanks, Charlie and thank you all for joining us this morning as we discuss our results for the third quarter and outlook for the remainder of the year.

We had a good quarter and continue to make progress in each of our three segments. In Printed Products, we completed our plant consolidation program, saw an increase in check unit volumes and introduced a major new product that supports our value proposition. In Software & Services, we improved our margins, increased the number of installations of our new mortgage product, E3, and completed one acquisition. And Scantron continued to execute well, posting increases in sales in each of its three businesses, as well as margin improvements.

I'd like to now review in more detail the progress we have made in each of our segments. Let me start with Printed Products.

Printed Products sales were down less than 1% in the quarter on a year-over-year basis. This was lower than the rate of decline both in previous quarters and in the industry as a whole. Segment income decreased 43% in the quarter on a year-over-year basis, which was more than accounted for by the impairment charge.

We completed our plant consolidation program on schedule during the third quarter, and our production facilities are hitting record levels of productivity. Ten years ago we had more than 50 production facilities; today we have nine domestic and two international facilities. We have been able to consolidate our footprint because of our commitment to having state-of-the-art facilities, and we have demonstrated this commitment by investing in digital printing technology, a new manufacturing system, a mail management system and electronic ordering capabilities. Today we have what we believe to be the most sophisticated technology and production facilities in the industry.

As you will hear in a few minutes, in addition to lowering our costs and improving service levels, our investment in this area has given us a platform from which to launch a number of new products that support our value proposition and which we believe will further differentiate us in the market.

Our value proposition is this: we help financial institutions strengthen profitable relationships with their customers. We do so by promoting their products and brands, not our own, and by using a variety of vehicles to reach their customers.

One vehicle used to reach financial institution customers is the check book itself. We introduced a new solution in the third quarter, HarlandImpact, that enhances a financial institution's ability to market to its customers on a one-to-one basis. HarlandImpact combines our predictive behavioral models with our digital printing capabilities to deliver messages targeted to individual consumers through the check book, not just a generic product offering dropped in the check box. HarlandImpact has a number of benefits for financial institutions, including the proven ability to increase balances of existing accounts. HarlandImpact would not have been possible without our investments in digital printing and business intelligence.

We recently announced plans to introduce another new product, a self-authenticating check. This new product will aid in the prevention of check fraud, especially in the new Check 21 world, by enabling verification of a check writer's signature at the point of use or at the processing financial institution. We believe this proprietary technology represents a major breakthrough in fraud prevention and that it will benefit financial institutions using our check products and software. The product is just entering the pilot stage, and we expect a full launch in the second half of 2005.

We will continue to develop new products and services that support our value proposition and leverage our investments in technology. HarlandImpact and the self-authenticating check are two examples of products which will further differentiate us from our competitors and take advantage of the range of products and services we offer building on both our printing and software capabilities.

Interest in our value proposition, and offerings that support it such as HarlandImpact, is increasing, particularly among community banks and credit unions. However, we're also seeing growing interest from large national accounts, including the large win we announced last quarter which is scheduled to come on board in December.

Also last quarter, I indicated that we expected unit volumes to be up on a year-over-year basis beginning in the fourth quarter, if not sooner. Unit volume was actually up in the third quarter on a year-over-year basis, which was attributable to the net wins we have had over the past 12 to 18 months and a change in package size.

The impairment charge we took in the quarter is related to the development of new customer care systems for Printed Products. Customer requirements in technology have evolved since we began this initiative, and we believe that we have the capability of better meeting certain customers' needs through a combination of updating some existing systems and implementing new ones. Our commitment to providing exceptional customer service remains strong and was recognized this quarter by the Center for Customer-Driven Quality at Purdue University, which named our two checks customer care centers "Call Centers of Excellence." This places them in the top 10% of all call centers evaluated.

Our business solutions group had a good quarter, too, with sales increasing 3% in the quarter, year-over-year. The sales increase was attributable to a number of new customers coming on board during the quarter.

In Integrated Client Solutions, one piece of business we had planned for the fourth quarter was actually moved up to the third quarter, which accounted for the 3% increase in this group year-over-year. Overall, however, there has been no significant change in this business.

Let me turn now to Software & Services. Our Software & Services segment is composed of two business groups: Core Systems and Retail and Lending. Segment sales grew 6% in the quarter year-over-year. Segment income grew significantly in the quarter year-over-year, driven largely by reduced development requirements for our new mortgage solution and cost reduction efforts.

As we mentioned last quarter, our ability to increasingly operate Software & Services on an integrated basis is allowing us to take out costs and drive margins closer to industry standards. Margins improved significantly in the third quarter, even with the $1.7 million in severance charges.

During the quarter, we also completed the acquisition of assets from Mitek Systems, which are now part of our Core Systems business. Specifically, we acquired item processing and electronic document management solutions that help financial institutions take advantage of the efficiencies offered by Check 21. We have been encouraged by the interest our customers have shown in these products.

Core Systems' sales grew 6% in the quarter. The increase is attributable primarily to growth in our banking systems business and the new products we acquired from Mitek. As we said last quarter, given the consolidation in the financial software industry, we expect that turnover rates of core systems providers will continue to be slow until some of the dust settles.

Retail and Lending includes Retail Solutions and our two compliance businesses -- Delivery Systems and Mortgage Solutions. We continued to execute well in the third quarter, with sales increasing 7% in the quarter year-over-year, due primarily to better performance in Mortgage Solutions and our acquisition of certain assets from Greatland Corporation earlier this year.

Sales in Delivery Systems grew 4% in the quarter year-over-year, which is attributable to the assets acquired from Greatland Corporation. While the market for compliance products and services continues to be weak, we continue to execute well.

Our Mortgage Solutions business grew 23% in the quarter year-over-year. This growth came from our new product, E3. We have now installed E3 in more than 150 financial institutions, and while most won't be in full production until early 2005, we are encouraged by both the product's performance and customer feedback.

Retail Solutions' sales were essentially flat year-over-year. This business includes our branch automation solutions, and as banks continue to invest in their brick and mortar branches, we expect to see continued investment in this area. However, the market for CRM products continues to be slow.

Let me now turn to Scantron. Scantron had another strong quarter. Overall segment sales increased 5% in the quarter year-over-year, and segment income increased 28%. Sales in each of Scantron's three businesses, Testing and Assessment, Data Collection and Scantron Service Group, increased in the quarter.

Testing and Assessment sales grew 6% in the quarter. Sales of our traditional forms products continues to be strong. In addition, we are seeing growing interest in some of our new technology products, in particular, Performance Series. Our newest offering, Achievement Series, which is a test management and delivery platform, is also generating interest and the alliances we have developed with industry leaders like Microsoft, Intel and Kaplan should expand its market penetration in 2005.

Data Collection sales grew 2% in the quarter. Demand for the forms business in this segment was weak, but sales of survey services continued to increase during the quarter, and we also won a number of new customers.

Scantron Service Group had another good quarter, with sales increasing 8% year-over-year. Most of this growth was in new installations. One area of growth is within our own Core Systems business for banks and credit unions. The partnership between Scantron Service Group and Core Systems has benefited both parts of our business, and the potential for future growth is promising.

To recap, we had a good quarter, and we are pleased with the progress we have made in each of our segments.

Our new products in Scantron are growing, while our traditional products remain strong. We are also bringing new products and services to market in Software & Services, and margins are finally reaching levels to be expected in this industry. And we are more positive about opportunities for growth and profit improvement in Printed Products than we have been for years, given the recent complete retooling of this business, our improved performance in the market place and the introduction of new products and services.

From an earnings perspective, as Charlie mentioned, we expect fourth quarter results to be in the range of $0.65 to $0.70 per share. For the full year, we expect earnings to be in the range of $1.86 to $1.91 per share.

With that, I will open it up to any questions.

QUESTION AND ANSWER

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Operator
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Thank you and the question and answer session will be conducted electronically today. Anyone wishing to ask a question may signal by pressing the star key followed by the digit one on your touch tone telephone. And, once again, that is star one to ask a question and we'll pause for just a moment.

And we'll take our first question from John Kraft, D.A. Davidson.
John Kraft:

Good Morning, gentlemen. Nice job on the quarter. I just wanted to clarify some of the impairment and restructuring charges. In your Q2 release, I believe the guidance you suggested for Q3 would include 8 cents in restructuring for Printed Products. Did we see that this quarter?

Charlie Carden:
No, we did not see that in this quarter. We did see some in Software. What we were looking for was 8 cents in total, about half in Printed Products, half in Software. The Software piece came through; Printer Products charges were de minimus, as we mentioned during the comments.

John Kraft:
And kind of following on that, in Q4, you don't anticipate -- I mean, you said that your restructuring was virtually done. Do you anticipate any one-time charges in Q4?

Charlie Carden:
The plant consolidations have been completed. We're looking for about 2 cents of severance charges during the quarter.

John Kraft:
And I guess kind of following on this line of questioning, you're down to nine facilities now. Presumably, as volumes decrease, you will be expecting to consolidate even more. Do you have any idea of when there could be another round of consolidation?

Tim Tuff:
We have no plans at this time for any further consolidation, and actually our volumes are increasing.

John Kraft:
Well, that brings me to another question. The comment in the release -- Tim, you mentioned that you expect further increases in the fourth quarter. I just wanted to clarify, is that increases from Q4 of '03, or is that on a sequential basis?

Tim Tuff:
Both.

John Kraft:
Both? Okay, good. And could you -- I guess, last question here -- repeat the backlog number? I missed that.

Tim Tuff:
This is the backlog in our Software and Services?

John Kraft:
Correct.

Charlie Carden:
The backlog is $96.4 million this year, and it's up 5.8 percent from a year ago. John Kraft:
Okay, great.  Thanks a lot.

Operator:
Nik Fisken, Stephens, Inc.

Nik Fisken:
Tim, on that last question, did you just say that unit volume is going to be up over what was just reported in Q3?

Tim Tuff:
Yes.

Nik Fisken:
So the -- let me get the number here. It's going to be above 3.5 percent?

Tim Tuff:
The reason that our volume -- no, in absolute levels.

Nik Fisken:
So percentage-wise, is it going to be down sequentially?

Tim Tuff:
Well, we don't forecast the percentage, but I would expect it to be up, because we have a major customer coming on-stream in December.

Nik Fisken:
And while we are on that, do you expect Integrated and Harland Business to be positive in Q4?

Tim Tuff:
I expect Business to be positive, and Integrated is difficult to call. But for your purposes, I would assume that that would be flat.

Nik Fisken:
Okay. Now, let's move on to HFS. If I look at HFS, I'm wondering how much of the margin increase is sustainable, i.e., it sounded like there was an E3 flush. So how much was the E3 flush, and how much of this margin improvement is sustainable?

Tim Tuff:
Well, in terms of margin improvement, the margins in our Software business, as you know better than I, have been below what I would term industry standards. And we've said very consistently that we expect them to get up to industry levels within a reasonable period of time. If you look at our Q3 margins, they were actually 15.6 percent. Now, that includes the $1.7 million severance, which accounts for about 3.5 percent. I think that the margins one should look for in this business are 20 percent plus. So we are not even finished on our margin improvement in that business.

Nik Fisken:
But for the near future, what should we expect?

Tim Tuff:
I think you should be expecting at least what we are achieving today.

Nik Fisken:
So the 15.6%, but not the 19.3%, which would be excluding the charges?

Tim Tuff:
No, I think you should exclude those if you want a core projection. You get some variations according to quarter, but fourth quarter tends to be -- because that's the end of our financial year and end of most banks' years -- tends to be one of the stronger quarters.

Nik Fisken:
So was there an E3 flush in the third quarter?

Tim Tuff:
Well, you're certainly seeing the initial recognition of revenue from E3. I wouldn't call it a flush. I believe that this is sustainable.

Nik Fisken:
Okay. And then on the compliance side, can you give us an outlook there, because it seems like the division -- while everything else has been improving, that division has been flattish. Can you give us an outlook there?

Tim Tuff:
Well, I think that that part of the business in terms of the market has been pretty weak, and I think that that has been largely driven by a lack of change in legislation occurring across the country. I have often said that we like to see changes in political parties, irrespective of what the political party is, because that normally generates more legislation. But that market has been weak. I don't see that fundamentally changing in the short term. However, our execution there has been good. In spite of a weak market, we have done fairly well, and we will continue to introduce new products and services.

Nik Fisken:
And then, on the charges, what Division are the 2 cents of charges going to come in?

Charlie Carden:
Printed Products.

Nik Fisken:
And, Tim, if I look at Harland, you guys have had charges in every quarter. So with fourth quarter this year, you'll have charges for 7 straight quarters. When are we going to see these go away?

Tim Tuff:
Well, Nik, we report GAAP numbers and we will be judged by GAAP numbers. But what we try to do is to explain why the numbers are the way they are. But please judge us by our GAAP numbers.

Nik Fisken:
Okay. Well try to get First Call to make that change. And the last question I've got is on Printed Products, and you guys have done a lot of work there to improve the margins. And they are still pretty drastically below the peers, at around 15 percent, if you add back the customer care charge. When are we going to see that increase? I know you are probably going to say that fourth quarter should go up because of the add of the big client. But I'm talking about 200 to 300 basis points.
When are we going to reach that type of 18 percent, let's say, pre-tax level?

Tim Tuff:
Well, I think that we have done a good job on the cost side. I think the item that is less predictable has been the pricing side. Let me just say on that that the pricing environment of the last 24 months has been very difficult, and that was largely reflecting the upfront payments that were offered in the market in 2002 and 2003. I actually think that the pressure on upfront payments is diminishing, and you'll see that for Harland for the year; our contract payments are significantly lower in 2004 than in 2003. We do expect to see average price per unit continue to drop, in part because of this large new customer, which will obviously have a lower average price per unit than our overall average. However, our value proposition is increasingly different. And I think it has been recognized as such in the market, and I'm actually more confident of price stability on a go-forward basis, really barring any competitive action again like we saw with the upfront payments.

Nik Fisken:
So do you feel 18 percent pre-tax margins are achievable, say, sometime next year?

Tim Tuff:
We don't give actual forecasts, but as you know, we measure ourselves in all of our businesses against competition. And I see no reason why we shouldn't be able to reach the levels of the industry.

Nik Fisken:
One more question. I realize I'm hogging the call a little bit. But, on the use of cash, there has been a lot of consolidation, I'm sure you are aware of, in the big technology field. So your ability to get a deal is probably, arguably, much more tough today than it was when you bought some of your assets. So I'm wondering -- the approach during Q3 was -- it sounded like you guys paid down some debt. So, on a go-forward basis, should we expect you guys to get back in the share repurchase?

Tim Tuff:
Yes is the answer. Don't draw any conclusions from the fact that we didn't buy back shares in Q3. I've said very consistently that we will be making acquisitions, paying down debt, increasing dividends as well as buying back shares. And we have increased the dividend this year. We've made two small acquisitions. We actually see, still, plenty of deal flow in acquisitions. But they are not always available at what we believe are sensible prices, and we will be a disciplined buyer. And you should assume that we will also be buying back our own shares.

Nik Fisken:
Great.  Thank you so much.

Operator:
John Emrich, Bricoleur.

John Emrich:
One clarification on the software margin. Henry, you and I talked earlier this year about how real leverage begins at $200 million or so in this business, where it's just under that on an annualized basis this quarter. So that kind of is consistent with your general comments that 20 percent or better, not just 19 percent, is what the software business can do?

Tim Tuff:
Well, we're saying that it's approximately 20 percent for the industry. I see no reasons why we shouldn't achieve those types of levels.

John Emrich:
Next question is, Henry, we talked about a 20 million in annualized cost savings coming out of the business, I think, this year. What percentage of that did we see pre-charges in this current quarter, if you will, on an annualized basis?

Charlie Carden:
Well, we haven't disclosed the individual dollars of savings in a given quarter. What you are seeing is savings on the production side and also on the SG&A side, somewhat offset by increases in our customer-facing operations, particularly our call centers. You are seeing both some ups and some downs. But what we are looking at is, we are done with the plant consolidation, we have made great strides on the SG&A costs, and you'll see those benefits moving forward.

John Emrich:
Great. And the software sales is -- the organic growth rate is the lowest we should expect? Does it accelerate back up a little bit from here, or is it growing no faster organically then, say, the Scantron business?

Tim Tuff:
Our backlog continues to be strong. We are moving into the fourth quarter; that always tends to be a higher quarter, and it is always a difficult one to forecast. There's way too much, for my liking, that comes in right at the end of the quarter. We find that the last quarter of the year tends to be the least easy to predict.

John Emrich:
Okay. I wasn't thinking quarter to quarter; I was thinking more just longer-term, you know, how should we think about the organic growth rate potential in the software business?

Tim Tuff:
Well, we would certainly look to outperform the market, and I think we have opportunities to do that. But we have said very consistently that we believe that it's probably high single-digit.

John Emrich:
Got you. Last questions, though. For clarification, I think you said that the 65 to 70 cent GAAP guidance is after an estimated 2 cent charge in the next quarter.

Charlie Carden:
That's correct.

John Emrich:
Great.  Thank you very much.

Operator:
(OPERATOR INSTRUCTIONS). Brian Foote, Independent Research Group.

Brian Foote:
Thank you. Just a couple of questions. In terms of the E3 rollout, as it happened versus your expectations, can you give us a feel for the contribution this quarter versus what you thought about going into the quarter?

Tim Tuff:
It is about what we expected. The key is for it to show up in terms of the -- you know, for revenue recognition purposes. And a lot of that is dependent on the speed with which institutions are implementing a product. And in spite of what we read in the market, the mortgage business, if you take it through a longer-time perspective, is still actually relatively strong. And in some ways, we're looking for a downturn in that, because then we think that institutions, first will be more interested in more efficient systems, but also have the time to install it.

Brian Foote:
In terms of the headcount reductions that took place within the printing division, that 15 and so percent reduction you talked about -- was there any of that continuing on into this quarter? Or are we about where we went to be, at this point?

Charlie Carden:
We are pretty close to where we want to be at this point. We monitor that constantly, and will make any adjustments up or down as the business demands.

Brian Foote:
And in terms of annualizing the CapEx assumptions, as we look at 2005, the numbers that you're talking about now for the current quarter -- should we be kind of assuming that sort of thing '05, '06, for the purposes of longer-term models? Or what kind of changes in CapEx should be expected?

Tim Tuff:
Well, I think that our forecast for 2004 is $27 to $30 million. I think that you'll see 2005 as a transitional year, moving down for a lower number in 2006. And we have said that we believe that the maintenance capital of this business is somewhere around $20 million a year.

Brian Foote:
Okay, great.  Thanks very much.  Congratulations.

Operator:
Marc Yukelson, Sagamore Hill.

Marc Yukelson:
Hey, guys. I was just hoping you could maybe talk about -- I think in the press release, you mentioned that the plants were working at the highest productivity they have ever been at. I was just wondering if you could maybe characterize that a little bit, and kind of where you will be in terms of utilization when the new contract starts rolling out in the fourth quarter?

Tim Tuff:
Well, we certainly don't disclose that, for competitive reasons. But suffice it to say that, however you measure or care to measure productivity, we are hitting record levels.

Marc Yukelson:
I take it there is enough excess capacity that, if you win a few other deals, that you have enough?

Tim Tuff:
We have capacity for more business.

Marc Yukelson:
And then, just on new deals, I guess you guys -- over the last year or two, you have won some big deals and some smaller deals. I'm just wondering, are you guys going to continue to try to win deals with -- I guess you been a little aggressive on pricing. Is that your kind of strategy going forward?

Tim Tuff:
Well, I would say that in the period 2002-2003, we lost a number of major accounts. You have actually seen our sales declining faster than the industry rate. That basically was turned around in 2003, and you are now seeing that beginning to flow through to -- but there's always a time lag in these contracts coming on-stream. We have not given forward projections, nor would we, because a lot depends on the competitive dynamics. But we have said that we expect volumes to increase in the fourth quarter, just as a function of contracts that we have in hand.

Marc Yukelson:
Okay. Just on pricing, if you exclude the new contract, am I correct in interpreting what you said that the pricing declines are slowing a little bit?

Tim Tuff:
Yeah, we see, actually, more price stability on a go-forward basis, from our perspective. And also, we are seeing increasing differentiation, as far as our value proposition is concerned, with a number of new products and new services. And I think it's been recognized in the marketplace as being different. And when that happens, then price is less of a factor.

Marc Yukelson:
Right. Alright, that answers my question.

Operator:
(OPERATOR INSTRUCTIONS). Simeon Wooten, Investment Counselors.

Simeon Wooten:
Hi, guys - good quarter. I have two questions. Most of them have been answered. On the two product announcements this quarter, I would like to know if the HarlandImpact product -- what is the IRR on that product, and what have your clients been able to realize on that? That's the first question.

Tim Tuff:
Well, we certainly are not disclosing a specific IRR on that product. But suffice it to say we conducted pilots before we launched that product, and the numbers for the financial institutions in the pilot were quite eye-popping. So I would hesitate to forecast that would be the case for all financial institutions, because a lot depends on how it's implemented by them. But does this work? The answer is definitively yes.

Simeon Wooten:
And you mentioned that it was balance increasing for the clients in the pilot project?

Tim Tuff:
That is one example of what it can be used for. But it is very effective in cross-selling and up-selling.

Simeon Wooten:
Right. And this is not -- just so I understand, this type of added-on feature is only available, really, in the marketplace for your company because of digital processing?

Tim Tuff:
Well, to do this in any effective way, you need two things. You do need digital technology, because the printing in every checkbook is different. And you do need the business intelligence and analytics side where we have the largest database in the country.

Simeon Wooten:
Have you noticed that this is a factor in any of your more recent contract renewals?

Tim Tuff:
Yes.

Simeon Wooten:
And then, on the self-authenticating check, when does that pilot project begin?

Tim Tuff:
It's moving into pilot. We've obviously done a lot of pre-pilot. We've said that we will be having it ready for the market by the second half of 2005.

Simeon Wooten:
And do you know what the average loss on fraudulent checks are in the country?

Tim Tuff:
It's in the billions.

Simeon Wooten:
And is this potential product -- what type of reduction in that loss ratio would it entail?

Tim Tuff:
We believe it will have a significant impact on one particular type of fraud. Fraud comes in many different forms, but it will have a major impact on what is called maker fraud. This is where someone is trying to pass themselves off as someone they are not. In other words, if someone steals your checks or tries to forge your signature, anything like that, which is maker fraud. It is the most common type of fraud as it relates to checks, and we believe this is the best solution for actually stopping that.

Simeon Wooten:
It's the most common type. Does that mean it is also the greatest percentage of the losses being incurred?

Tim Tuff:
Not necessarily. It is a big percentage, but fraud comes in many different forms. And fraud with very high-value accounts, I don't know how you would break down, but this is certainly significant.

Simeon Wooten:
Right.  Okay, thank you very much.

Operator:
John Kraft, D.A. Davidson.

John Kraft:
Just, hopefully, a quick follow-up here. Regarding the E3 deals, you said -- I just wanted to clarify this. You said 153 were signed. Was that to-date or in the quarter?

Tim Tuff:
No. What we said was that over 150 of these systems have been installed.

John Kraft:
Over 150 installed?

Tim Tuff:
Correct.

John Kraft:
And that would have been all in this quarter, correct?

Tim Tuff:
That revenue would not have been recognized in this quarter, no.

John Kraft:
Would not? And how does this --

Charlie Carden:
The revenue was recognized for those installations this quarter. The installation is a key item in recognizing the revenue. We have, obviously, a backlog beyond that. But the 150 were all installed before the end of the quarter, and those were recognized as revenue.

John Kraft:
Okay. And then, I guess, in the backlog, do you have more than 150?

Charlie Carden:
We have a substantial backlog.

Tim Tuff:
And the answer is yes.

John Kraft:
Okay, great. And then, I guess, one last quick question. The Scantron field services business -- how much of Scantron is that, just roughly?

Tim Tuff:
It's about a third.

John Kraft:
A third.  Okay, thank you.

Operator:
Thank you. The question-and-answer session has concluded. Before I turn the call back over to the speakers, a rebroadcast of this conference is available starting today at 1:00 PM Eastern time and will run until November 4th, 2004 at midnight Eastern. You may access the rebroadcast by calling 719-457-0820. Please reference pass code 879441. (OPERATOR INSTRUCTIONS). I would like to now turn it back over to Mr. Bond for any additional or closing remarks.

Henry Bond:
Thanks, Augusta. We appreciate your joining us this morning as we discussed our third-quarter results and our outlook for the remainder of 2004. A replay of the call is also available on our website. Thanks again for joining us.

Operator:
Thank you. And that does conclude our conference today. We'd like to thank everybody for their participation. You may disconnect at this time.